                                                                    Exhibit 11.1

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

                      COMPUTATIONS OF EARNINGS PER SHARE




                                                     THREE MONTHS ENDED          NINE MONTHS ENDED
                                                        SEPTEMBER 30,              SEPTEMBER 30,
                                                  ------------------------    ------------------------
                                                      1996         1995          1996          1995
                                                  -----------  -----------   ------------  -----------
Weighted average common shares
 outstanding:

Average shares outstanding during period           11,713,746    5,071,503    10,420,177     4,876,010

Cheap stock (1)                                        66,552    4,282,380       727,976     4,282,380

Cheap options (1)                                   1,661,733    1,657,372     1,658,836     1,657,371
                                                  -----------  -----------   ------------  -----------

         Total primary weighted average
         common shares                             13,442,031   11,011,255    12,806,989    10,815,761
                                                  ===========  ===========   ===========   ===========
Non Cheap Options                                      86,216       78,608        86,216        78,608
                                                  -----------  -----------   ------------  -----------
         Total fully diluted weighted
          average common shares                    13,528,247   11,089,863    12,893,205    10,894,369
                                                  ===========  ===========   ===========   ===========


Net loss applicable to common shares

Net loss                                          ($2,421,000)   ($689,000)  ($5,653,000)  ($1,481,000)
                                                  ===========  ===========   ===========   ===========

Loss per common share and
      common share equivalent - Primary                ($0.18)      ($0.06)       ($0.44)       ($0.14)
                                                  ===========  ===========   ===========   ===========
Loss per common share and common
      share equivalent - Fully Diluted                 ($0.18)      ($0.06)       ($0.44)       ($0.14)
                                                  ===========  ===========   ===========   ===========

(1) Pursuant to Staff Accounting Bulletin Number 83, stock options granted and stock issued within one year of the initial public offering have been included in the calculation of the weighted average common shares outstanding using the treasury stock method based on an initial public offering price of $10.50 and have been treated as outstanding for all reported periods.